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                                                                  EXHIBIT (A)(4)

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES
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D.F. KING & CO., INC.

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)
                                       OF
                          CHIPS AND TECHNOLOGIES, INC.
                                       AT

                              $17.50 NET PER SHARE
                                       BY
                          INTEL ENTERPRISE CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                               INTEL CORPORATION
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            THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT,
   NEW YORK CITY TIME, ON THURSDAY, AUGUST 28, 1997 (THE "EXPIRATION DATE"),
                         UNLESS THE OFFER IS EXTENDED.
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                                                                  August 1, 1997

To Brokers, Dealers, Commercial Banks,
Trust Companies And Other Nominees:

     We have been engaged to act as Information Agent in connection with the offer by Intel Enterprise Corporation, a Delaware corporation and a wholly owned subsidiary of Intel Corporation, a Delaware corporation ("Purchaser"), to purchase all outstanding shares of common stock, par value $.01 per share (including the associated Rights, as defined in the Offer to Purchase) (collectively, the "Shares"), of Chips and Technologies, Inc., a Delaware corporation (the "Company"), at $17.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase dated August 1, 1997 (the "Offer to Purchase") and the related Letter of Transmittal (which together constitute the "Offer").

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS TO THE OBLIGATIONS OF PURCHASER AND THE COMPANY TO CONSUMMATE THE OFFER, INCLUDING (1) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN A NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF SHARES ON A FULLY-DILUTED BASIS AND (2) RECEIPT BY PURCHASER AND THE COMPANY OF CERTAIN GOVERNMENTAL AND REGULATORY APPROVALS.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

          1.  Offer to Purchase dated August 1, 1997;

          2. Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares;

          3. Letter to Clients which may be sent to your clients for whose account you hold Shares in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;
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          4.  Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedures for book-entry transfer, as set forth in the Offer to Purchase, cannot be completed on a timely basis;

          5. The Letter to Stockholders of the Company from James F. Stafford, the President and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7.  Return envelope addressed to Citibank, N.A., as Depositary.

     Upon the terms and subject to the satisfaction or waiver (where applicable) of the conditions of the Offer, Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered on or prior to the Expiration Date promptly after the Expiration Date. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for Shares or timely confirmation of a book-entry transfer of such Shares, if such procedure is available, into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in
Section 2 of the Offer to Purchase, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

     Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

     Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 28, 1997, UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary and certificates representing the tendered Shares should be delivered, or such Shares should be tendered by book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified under Section 2 in the Offer to Purchase.

     Any inquiries you may have with respect to the Offer or requests for additional copies of the enclosed materials should be addressed to the Information Agent at the address and telephone number set forth on the back cover page of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          D.F. King & Co., Inc.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF PURCHASER, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.

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